Exhibit 4.3

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            ULTRALIFE BATTERIES, INC.

      Ultralife Batteries, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: The name of the corporation is Ultralife Batteries, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was December 14, 1990.

      SECOND: This Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of this corporation.

      THIRD: The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read in full as set forth in Exhibit A attached hereto.

      FOURTH: This Restated Certificate of Incorporation was duly adopted by the written consent of the stockholders holding a majority of the outstanding shares of Common Stock, all in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Ultralife Batteries, Inc. has caused this Certificate to be signed by its President and attested by its Assistant Secretary this 8th day of December, 1992.

                                                       ULTRALIFE BATTERIES, INC.

                                                       By:  /s/ Joseph Barrella
                                                            -------------------
                                                            Joseph Barrella
                                                            President

ATTEST:

/s/ Martin Rosansky
-------------------
Martin Rosansky
Assistant Secretary


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                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            ULTRALIFE BATTERIES, INC.

FIRST. Name. The name of the Corporation is Ultralife Batteries, Inc. (the "Corporation").

SECOND. Purpose and Powers. The purpose for which the Corporation is organized is as follows:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

THIRD. Capitalization. The total number of shares of stock that the Corporation shall have authority to issue is 13 million shares, consisting of 12 million shares of Common Stock, par value $.10 per share (the "Common Stock") and 1 million shares of Preferred Stock, no par value (the "Preferred Stock").

The voting powers, designations, preferences and relative, participating optional or other special rights and qualifications, limitations or restrictions of the classes of stock of the Corporation are as follows:

      I. Shares of Common Stock. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

            A. Voting Rights. Except as otherwise required by law, the holders of Common Stock shall be entitled to one vote per share on each matter on which the stockholders of the Corporation shall be entitled to vote.

            B. Dividends. The Board of Directors of the Corporation may cause dividends or other distributions to be paid to the holders of shares of Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend or other distribution.

            C. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and after payment shall have been made to the holders of share of Preferred Stock of the full amount to which they may be entitled, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock, to share ratably, share for share, in all remaining assets of


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                  the Corporation available for distribution to its
                  stockholders. Neither a consolidation or merger of the Corporation with or into any other corporation, not a merger of any other corporation into the Corporation, nor a reorganization of the Corporation, nor the purchase of redemption of all or part of the outstanding shares of any class or classes of the Corporation, nor a sale or transfer of all or any part of its assets shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

      II. Preferred Stock. The Board of Directors of the Corporation shall have the fully authority permitted by law to fix by resolution full, limited or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any series of Preferred Stock that may be desired.

FOURTH. Elections by Ballot. Elections of directors need not be by written ballot.

FIFTH. Amendment of Bylaws. The Board of Directors shall have the power, in addition to the stockholders, to make, alter or repeal the bylaws of the Corporation.

SIXTH.      Limit on Liability and Indemnification.

            A. Liability. To the full extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

            B. Indemnification. To the full extent permitted by the General Corporation Law of the State of Delaware, as it exits on the date hereof or may hereafter be amended, and any other applicable law, the Corporation shall indemnify a director of the Corporation who is or was a party to any proceeding by reason of the fact that such person is or was such a director or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered to contract in advance to indemnify any director.

SEVENTH. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.


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EIGHTH.     Registered Office.

            The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.